EXHIBIT 99.1

ADTRAN, INC.

REPORTS FIRST QUARTER 2004 RESULTS and DECLARES QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—April 13, 2004—ADTRAN, Inc. (NASDAQ: ADTN -News) reported results for the first quarter ended March 31, 2004. Sales increased 32% to $114,039,000 for the quarter compared to $86,223,000 for the first quarter of 2003.

Net income increased 94% to $20,398,000 for the quarter compared to $10,539,000 for the first quarter of 2003. Earnings per share, assuming dilution, were $0.25 for the quarter compared to $0.14 for the first quarter of 2003.

Gross margin improved to 57.5% for the quarter compared to 54.6% in the first quarter of 2003. The increase in gross margin is principally the result of continuing improvements in manufacturing efficiencies and product cost reductions.

Net cash provided by operating activities totaled $28 million for the first quarter. Cash and marketable securities, net of debt, totaled $352 million, at March 31, 2004.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “Expanding revenues for new products were a significant contributor to record first quarter sales and earnings for our company. In spite of the normal seasonal weakness of the first quarter, this quarter’s results showed the first sequential increase in revenue from the fourth quarter since 1999. We anticipate increasing revenues from new products will persist in providing our primary growth, augmented by continuing share gains and recovering traditional markets.”

The Company also announced that its Board of Directors declared a cash dividend for the fourth consecutive quarter. The quarterly cash dividend is $0.08 per common share to be paid to holders of record at the close of business on May 4, 2004. The ex-dividend date is April 30, 2004 and the payment date is May 18, 2004.

The Company also confirmed that its first quarter conference call will be held Wednesday, April 14 at 9:30 a.m. Central Time. Guidance for the second quarter and year 2004 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is an established supplier of advanced transmission products that provide users access to today’s expansive telecommunications networks. Widely deployed in carrier, enterprise and global networks worldwide, ADTRAN products support all major digital access technologies. ADTRAN equipment is widely deployed by major Incumbent Local Exchange Carriers, Inter-exchange Carriers, ISPs, Competitive Service Providers, international service providers, public and private enterprises, and original equipment manufacturers.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

March 31, 2004

Unaudited

(In thousands)

March 31, 2004
Assets
Cash & cash equivalents	$171,166
Short-term investments	$21,550
Accounts receivable (net)	$66,718
Other receivables	$5,044
Inventory (net)	$44,380
Prepaid expenses and other current assets	$6,277

Total current assets	$315,135

Equipment (net)	$26,103
Land	$4,263
Bldg. & land improvements (net)	$64,692
Other assets	$493
Deferred tax assets	$2,580
Long-term investments	$210,984

Total long-term assets	$309,115

Total assets	$624,250

Liabilities and stockholders’ equity
Accounts payable	$28,446
Accrued wages and benefits	$8,559
Accrued liabilities	$13,333

Total current liabilities	$50,338

Deferred tax liabilities	$7,398
Other non-current liabilities	$1,303
Long-term debt	$50,000

Total long-term liabilities	$58,701

Total liabilities	$109,039

Stockholders’ equity	$515,211

Total liabilities and stockholders’ equity	$624,250

Condensed Statements of Income

For the periods ending 3/31/04 and 3/31/03

(In thousands, except per share data)

Unaudited

	First Quarter 2004	First Quarter 2003
Sales	$114,039	$86,223
Cost of sales	$48,521	$39,150

Gross profit	$65,518	$47,073

Selling, general and administrative expenses	$22,272	$20,152
Research and development expenses	$14,817	$14,271

Profit from operations	$28,429	$12,650

Interest expense	$(644)	$(660)
Other income (primarily interest)	$2,434	$2,855

Income before provision for income taxes	$30,219	$14,845

Provision for income taxes	$(9,821)	$(4,306)

Net income	$20,398	$10,539

Weighted average shares outstanding
Basic	79,500	75,190
Diluted (1)	82,792	77,924

Earnings per common share
Basic	$0.26	$0.14
Diluted (1)	$0.25	$0.14

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

CONTACT:

Jim Matthews

Senior Vice President – Finance

Chief Financial Officer

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220